UniTek Global Services, Inc. Announces Financial Results for Fiscal Third Quarter 2010

Revenue Grows 52% Year-over-Year to $110.1 Million
Backlog Increases to $913.1 Million
Net Loss Improves by $3.1 million Year-over-Year to $3.9 Million
Adjusted EBITDA Increases 52% Year-over-Year to $9.3 Million(1)
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Completed Public Offering to Raise $82.6 Million

BLUE BELL, PA, November 17, 2010 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq GM: UNTK), a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, broadband cable and satellite television industries, today announced financial results for its fiscal third quarter ended October 2, 2010.

Third Quarter and Recent Financial and Business Highlights

•	Completed public offering of 19 million shares at $4.75 per share generating net proceeds of approximately $83 million.
•
Net proceeds of public offering strengthen the Company's balance sheet by allowing the pay down of approximately $62 million of debt while adding approximately $21 million in cash for working capital purposes.

•	Revenue was $110.1 million compared to $72.6 million for the third quarter of 2009 – a 52% increase.
•	Three-year backlog totaled $913.1 million at October 2, 2010, a record high for the Company(5).
•	Adjusted EBITDA increased 52% to a record $9.3 million, compared to adjusted pro forma EBITDA of $6.1 million in the third quarter of 2009(1)(3).
•	Net loss improved by $3.1 million to $3.9 million, compared with $7.0 million for the third quarter of 2009.
•	Net income after certain non-cash adjustments(4) was $2.0 million, compared with $0.1 million in the third quarter of 2009.
•	Signed 4-year renewal of Home Services Provider contract with DIRECTV through October 2014.

“Yesterday we completed a successful public offering raising net proceeds of approximately $83 million,” said C. Scott Hisey, UniTek’s Chief Executive Officer. “This additional capital will allow us to repay approximately $62 million of debt, with the remaining net proceeds of $21 million to be used for general corporate purposes, including the execution of our backlog.

“The third quarter was a highly productive period for UniTek and we are pleased with our outstanding results,” Mr. Hisey continued. “We established important financial and strategic objectives for 2010 and as of today we have achieved them by successfully executing and growing the business, increasing backlog, raising capital and paying down debt.  We have continued to build our technology and systems that allow for scalable growth and better efficiency, and this resulted in improved margins for the quarter. Our Fulfillment segment continues to perform at a high level, and we are well positioned to expand our market share in Engineering and Construction as wireless demand climbs to historic levels. As 2010 comes to a close, we believe 2011 is going to be an excellent year for UniTek.”

Financial Results for Quarter Ended October 2, 2010(2)

Revenue increased 52% to $110.1 million for the three months ended October 2, 2010, from $72.6 million for the three months ended October 3, 2009. This increase was primarily attributable to growth in the Company’s Engineering and Construction segment, which includes the results of Berliner, as well as organic growth within the Fulfillment segment.

Gross profit from continuing operations for the three months ended October 2, 2010 was $18.2 million, or 17% of revenue, compared to $11.3 million, or 16% of revenue, for the three months ended October 3, 2009.  Gross profit from the Company’s Fulfillment segment increased $3.4 million over the third quarter of 2009, primarily as a result of the Company’s continued efforts to improve efficiencies, including the use of technology in the field and operational improvements.

Net loss improved by $3.1 million to ($3.9) million, or ($0.79) per basic and fully diluted share (based on approximately 4.9 million weighted average shares outstanding, adjusted for the one-for-28 reverse stock split effected on November 9, 2010), for the three months ended October 2, 2010, from a loss of ($7.0) million, or ($1.79) per basic and fully diluted share (based on approximately 3.9 million weighted average shares outstanding, adjusted for the one-for-28 reverse stock split effected November 9, 2010), for the three months ended October 3, 2009.  Net loss includes $6.2 million of depreciation and amortization and $6.0 million of interest expense (including $2.1 million in non-cash interest expense) for the three months ended October 2, 2010.

Adjusted EBITDA(3) increased 52% to $9.3 million for the three months ended October 2, 2010 compared to adjusted pro forma EBITDA of $6.1 million for the three months ended October 3, 2009.  The Fulfillment segment’s year-over-year improvement of $3.4 million in gross profit was the main contributor of this increase.  The adjusted pro forma EBITDA improvement also includes an additional $1.9 million of year-over-year growth attributable to the wireless business.   The improvement in both segments is due to revenue growth as well as improved operational performance.  These increases in adjusted pro forma EBITDA were partially offset by higher SG&A expenses to support both the combined businesses and the increase in revenues.

Net income after certain non-cash adjustments(4) increased to $2.0 million for the three months ended October 2, 2010 compared to $0.1 million for the three months ended October 3, 2009.  The increase was due to revenue growth and improved operational performance as described above.

UniTek’s three-year backlog(5) totaled $913.1 million as of October 2, 2010 and $705.2 million as of October 3, 2009, on a pro forma basis, factoring in the merger with Berliner.

Reconciliations of net income (loss) after certain non-cash adjustments and adjusted EBITDA/adjusted pro forma EBITDA to net loss are as follows for the three months ended October 2, 2010 (amounts in thousands):

			Pro Forma
	Three Months Ended		Three Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Net loss	$(3,875)	$(6,982)	$(3,404)	$(6,982)
Berliner pro forma net loss (a)	-	-	-	(1,370)
Non-cash stock based compensation	408	473	408	497
Non-cash interest expense	2,144	1,117	2,144	1,642
Non-cash amortization	3,369	5,475	3,369	5,475
Net income (loss) after certain non-cash adjustments	$2,046	$83	$2,517	$(738)

Loss from discontinued operations	2	220	2	220
Income tax expense	48	297	48	(15)
Cash interest expense	3,828	3,780	3,828	3,880
Other expense, non cash	29	59	29	39
Depreciation	2,830	1,876	2,830	2,560
Merger transaction costs	471	164	-	164
Adjusted EBITDA/Adjusted pro forma EBITDA	$9,254	$6,479	$9,254	$6,110

(a)	Berliner pro forma net loss includes additional interest and amortization resulting from the merger as if the merger had occurred at the beginning of the periods presented.

Conference Call

Management will be hosting a conference call to review the financial results of UniTek at 8:30 a.m. Eastern Time, on Wednesday, November 17, 2010. Interested parties may access the call by calling 1-877-941-8418 from within the United States, or 1-480-629-9811 if calling internationally and requesting conference call 4385402.  Please dial-in approximately five minutes prior to the start of the call. A replay will be available through December 1, 2010 and can be accessed by dialing 1-877-870-5176 (U.S.), 1-858-384-5176 (International), passcode 4385402.

The call will also be webcast by ViaVid Broadcasting and can be accessed at www.unitekglobalservices.com or at ViaVid's website at http://www.viavid.net or by going to the following link http://viavid.net/dce.aspx?sid=00007E15.  The archived webcast will be available for 90 days. To access the web cast, you will need to have the Windows Media Player on your desktop.  For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,200 deployed in over 102 locations in the United States and Canada.  www.unitekgs.com

Forward-Looking Statements

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the impact of changes in the Company’s revenue mix, the Company’s expected backlog completion and the Company’s expectations for its business units in fiscal year 2010. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Transition Report on Form 10-K for the period from July 1, 2009 to December 31, 2009 and our Forms 10-Q for the quarters ended April 3, July 3 and October 2, 2010.  The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Footnotes:

(1) The year-over-year comparison to adjusted pro forma EBITDA of $6.1 million for the third quarter of 2009 includes the results of Berliner Communications, acquired by UniTek on January 27, 2010.

(2)  In the merger of Berliner and UniTek, UniTek is the accounting acquirer with Berliner the legal acquirer and registrant.  Upon the completion of the merger, Berliner changed its fiscal year end from June 30 to December 31.  Berliner filed a Transition Report on Form 10-K on March 31, 2010 for the six-month period ended December 31, 2009.  As the accounting acquirer, UniTek’s historical results are presented for comparison purposes with results of Berliner included in our consolidated results only after the effective date of the merger, which was January 27, 2010.

(3) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by our management to evaluate operating performance of our company. While the Adjusted EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies.  Adjusted pro forma EBITDA is our EBITDA adding back transaction costs for the merger and including the results of Berliner as if it had occurred at the beginning of the period being presented.

(4) Net income (loss) after certain non-cash adjustments is a key indicator used by our management to evaluate operating performance of our company.  While the net (loss) after certain non-cash adjustments is not intended to replace any presentation included in the consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance in comparison with other companies in our industry.  Specifically, (i) non-cash compensation expense may vary due to factors influencing the estimated fair value of performance based rewards, estimated forfeiture rates and amounts granted, (ii) non-cash interest expense varies depending on the timing of amendments to our debt and changes to the debt structure and (iii) amortization of intangible assets is impacted by the Company’s acquisition strategy and timing of acquisitions.

(5) Our three-year backlog consists of uncompleted portions of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term contracts. Many of our contracts are multi-year agreements. We include in our backlog the amount of services projected to be performed over the terms of the contracts, where applicable, or based on our historical experience with customers and our experience in procurements of this type.

Contact Information

The Piacente Group | Investor Relations
Kristen McNally | Lee Roth
(212) 481-2050
unitek@tpg-ir.com

Tables follow:

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (Amounts in thousands)
(Unaudited)

	October 2,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,688	$2,263
Restricted cash	-	133
Accounts receivable and unbilled revenue, net of allowances	66,933	24,680
Inventories	11,205	8,326
Prepaid expenses and other current assets	5,584	3,804
Total current assets	85,410	39,206
Property and equipment, net	17,463	20,665
Amortizable intangible assets, net	19,936	26,941
Goodwill	143,475	137,827
Deferred tax asset	109	109
Other assets	7,985	7,093
Total assets	$274,351	$231,841

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$31,936	$19,302
Accrued liabilities	31,030	23,329
Current portion of long-term debt	33,048	33,006
Current income taxes	103	187
Current portion of capital lease obligations	5,203	5,097
Total current liabilities	101,320	80,921

Long-term debt, net of current portion	132,498	127,163
Long-term capital lease obligations, net of current portion	814	4,244
Other long-term liabilities	3,186	-
Total liabilities	237,818	212,328

Series B Convertible Preferred Stock (liquidation value of $26,528 at October 2, 2010)	13,265	-

STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock	-	-
Common Stock	3	1,091
Additional paid-in capital	136,080	112,747
Accumulated other comprehensive income (loss)	89	60
Accumulated deficit	(112,904)	(94,385)
Total stockholders' equity	23,268	19,513
Total liabilities, convertible preferred stock, and stockholders' equity	$274,351	$231,841

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Revenues	$110,121	$72,579	$304,928	$210,491
Costs of revenues	91,933	61,327	257,770	181,388
Gross profit	18,188	11,252	47,158	29,103
Selling, general and administrative expenses	9,813	5,410	27,532	18,206
Depreciation and amortization	6,199	7,351	19,912	20,784
Operating income (loss)	2,176	(1,509)	(286)	(9,887)

Interest expense	5,972	4,897	17,385	13,202
Other expense, net	29	59	175	104
Loss from continuing operations before income taxes	(3,825)	(6,465)	(17,846)	(23,193)
Income tax expense	(48)	(297)	(151)	(1,067)
Loss from continuing operations	(3,873)	(6,762)	(17,997)	(24,260)

Income (loss) from discontinued operations	(2)	(220)	(461)	555
Net loss	$(3,875)	$(6,982)	$(18,458)	$(23,705)

Net income (loss) per share - basic:
Continuing operations	$(0.79)	$(1.73)	$(3.76)	$(6.23)
Discontinued operations	0.00	(0.06)	(0.10)	0.14
Net loss	$(0.79)	$(1.79)	$(3.86)	$(6.09)

Net income (loss) per share - diluted:
Continuing operations	$(0.79)	$(1.73)	$(3.76)	$(6.23)
Discontinued operations	0.00	(0.06)	(0.10)	0.14
Net loss	$(0.79)	$(1.79)	$(3.86)	$(6.09)

Weighted average shares of common stock outstanding:
Basic	4,885	3,896	4,785	3,896
Diluted	4,885	3,896	4,785	3,896